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                                                                 EXHIBIT 10.9

[MEGABIOS CORP. LOGO]                                BENJAMIN F. MCGRAW, III
                                                     CHAIRMAN, PRESIDENT & CEO

April 22, 1998                          Revised


John F. Warner, Ph.D.
101 Parkside Dr., Unit #88
Port Moody, B.C. Canada V3H 4W6

Dear John:

This letter is an offer from Megabios Corp. (the "Company") to you for the position of Vice President of Research reporting to Rodney Pearlman, Vice President Research & Development. The offer consists of the following:

1.   Annual salary of $170,000.

2. Incentive stock option grant: 65,000 options, each entitling you to purchase one share of the Company's common stock. The exercise price of this option is set by the Board of Directors based on the price at which equity was most recently sold. The option will vest over a four-year period beginning with the effective date of your employment.

3. The company will reimburse you for relocating you and your household goods to the San Francisco Bay area, and will sponsor temporary housing benefits for up to six months. In addition, the Company will provide housing assistance as outlined on the attached Relocation Program Summary.

4. The Company will pay you a one time signing bonus of $30,000 from which applicable state and federal taxes will be withheld.

5. You will be designated an Officer of the Company pending approval by the Board of Directors, with associated "change of control" package.

6. You will be enrolled in the Company's corporate health care plan and are entitled to all the corporate benefits for a Vice President level position.

7. The Company will reimburse Renee Best for receipted reasonable and customary expenses associated with her job search in the San Francisco Bay Area up to $3,000.


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8.   The Company will reimburse you for reasonable and customary expenses associated with income tax preparation for the 1998 tax year.

9. In addition to paid time-off benefits normally provided to you as an employee, the Company will provide an extra two weeks paid time-off during 1998.

10. The Company will reimburse Renee Best for reasonable and customary medical and dental insurance premiums for up to 6 months or until she is eligible for insurance through an employer, whichever is sooner.

11. The effective date of your employment will be no later than June 15, 1998. ThIS offer will remain in effect until April 27, 1998. Please acknowledge your acceptance by signing below and returning this letter to Michael Coyne.

12. You acknowledge that your employment relationship with the Company is based on the mutual consent of the employee and the Company. This means that you may resign your employment with the Company at any time. Similarly, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in writing signed by a Company officer.

13. You acknowledge that this letter constitutes the complete, final, and exclusive embodiment of the entire agreement between you and the Company with regard to your employment at Megabios Corp. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This offer letter of employment may not be modified or amended except in writing signed by both you and a duly authorized officer of the Company.

John, we are very excited about working with you. Should you have any questions about any part of this offer, please do not hesitate to discuss them with me.


Sincerely,                                Accepted:

/s/ Benjamin F. McGraw, III                /s/ John F. Warner
                                          -----------------------------
Benjamin F. McGraw, III                   John F. Warner, Ph.D.
Chairman, President & CEO



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